Company Contact:	CCG Investor Relations:
Renhuang Pharmaceuticals, Inc.	Mr. Mark Collinson, Partner
Ms. Portia Tan, IR Contact	Phone: +1-310-954-1343 (Los Angeles)
Tel: 86-451-8260-2162	Email: mark.collinson@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

Renhuang Reports Third Quarter 2010 Results
•	Sales increased 44% on a year-over-year basis to reach $9.3 million
•	Management reiterates fiscal 2010 guidance

Harbin, China – September 20, 2010 – Renhuang Pharmaceuticals, Inc. (NYSE Amex: CBP) (“Renhuang” or the “Company”), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”), today announced its financial results for the third quarter ended July 31, 2010 and affirmed financial guidance for fiscal year 2010.

Third Quarter Fiscal 2010 Highlights and Recent Events

•	Net sales grew 43.8% year-over-year to $9.3 million.
•	Gross profit increased 32.7% to $4.6 million from $3.5 million in 2009
•	Gross margin was 50.1%
•	Net income rose 115.8% to $1.5 million or $0.04 per diluted share, as compared to $0.7 million or $0.02 per diluted share in 2009
•	New products, Banlangen Granules and Compound Honeysuckle Granules, accounted for 26.2% of gross sales in the quarter
•	In July 2010, Renhuang’s common stock began trading on the NYSE Amex Market under the ticker symbol "CBP"

“Our third quarter sales and net income are historically modestly lower as compared to those in the first two quarters due to seasonality of our product portfolio,” said Mr. Shaoming Li, the Chairman and CEO of Renhuang. “Demand for our products often peaks in the fourth quarter, which represents the start of the flu season. Despite the third quarter being a historically slow quarter, we are pleased with the year-over-year growth in net sales and net income. It is also pleasing to report that our recently introduced products, Banlangen Granules and Compound Honeysuckle Granules, have been key drivers supporting our sales growth and strong margins.”

Third Quarter Fiscal 2010 Results

For the third quarter ended July 31, 2010, net sales were $9.3 million, up 43.8% from $6.4 million in the same quarter last year.  The sales increase was largely attributable to strong growth in sales of the Company’s recently introduced products, Banlangen Granules and Compound Honeysuckle Granules, and an increase in the average selling prices (ASP) of certain of the Company’s products. Banlangen Granules and Compound Honeysuckle Granules accounted for 26.2% of gross sales in the quarter.  ASP rose 5.1% year-over-year in the third quarter of fiscal 2010, which included lower average sales rebates. Except for Shark Vital Capsules, ASP’s across all product categories rose on a year-over-year basis.

Gross profit in the quarter increased 32.7% to $4.6 million, as compared to $3.5 million for the same period of 2009. Gross margin for the quarter ended July 31, 2010 decreased to 50.1% from 54.3% in the comparable fiscal 2009 quarter. The year-over-year decline in margin was mainly due to lower sales of the Company’s higher-margin product, Shark Vital Capsules during the third fiscal quarter.

Operating expenses for the third quarter of fiscal 2010 were $3.2 million, as compared to $2.8 million in the same period last year. Sales and marketing expenses rose to $1.3 million from $1.1 million. The spending increase reflected continued investment in the Company’s distribution network and TV advertising in order to increase product market share and create greater consumer awareness of the Company’s premium quality products.  General and administrative expenses declined 21.0% to $0.4 million, primarily as a result of the Company’s strategic decision to purchase office space in the second fiscal quarter which resulted in savings on rental expenses for its factory and administrative office. Research and development expenses increased 24.6% to $1.5 million as the Company’s pipeline of projects continues to advance and grow.

Operating income in the fiscal 2010 quarter was $1.4 million, up 116.4% from $0.7 million in the 2009 quarter. Operating margin increased significantly year-over-year to 15.5% from 10.3%. The Company did not incur income tax expenses as its subsidiary registered in the PRC has been granted a tax holiday for fiscal 2010. For the third quarter ended July 31, 2010, net income grew 115.8% to $1.5 million, or $0.04 per diluted share, from $0.7 million, or $0.02 per diluted share in the prior year period.

Nine Months Fiscal 2010 Results

Total revenue for the nine month period ended July 31, 2010 was $38.5 million, an increase of 33.1% from $28.9 million for the first nine months in fiscal 2009. The strong growth in year-over-year sales was mainly due to the introduction of Banlangen Granules and Compound Honeysuckle Granules in the last quarter of 2009, and an increase in average selling prices for certain other products.

Gross profit in the first nine months of fiscal 2010 rose 34.8% to $20.3 million, representing a gross margin of 52.8% as compared to 52.2% in the first nine months of fiscal 2009. Operating income grew 35.3% year-over-year to $12.2 million. In the first nine months of fiscal 2010, net income was $12.2 million or $0.32 per diluted share, up from $9.0 million or $0.26 per diluted share in the first nine months of fiscal 2009.

Financial Condition

As of July 31, 2010, Renhuang had $28.7 million in cash and cash equivalents. Working capital was $42.3 million with a current ratio of 18.0x, as compared to $8.1 million and 12.9x as of October 31, 2009. The Company had no debt on its balance sheet. At the end of the third quarter of 2010, shareholders’ equity was $63.1 million, as compared to $50.5 million at the end of fiscal 2009.

Cash flow from operating activities was $22.9 million for the nine months ended July 31, 2010, as compared to $3.1 million during the same period in the prior year. The cash flow increase was primarily attributable to an increase in net income and a decrease in trade receivables that reflected a change in credit terms and more aggressive receivable collection efforts year-over-year. Average days sales outstanding fell to 76 days in first nine months of fiscal 2010 from 249 in the first nine months of fiscal 2009.

Recent Events

In August 2010, Renhuang announced that the Company has appointed Ms. Xiaoying Lu as its Interim CFO, while the Company seeks a permanent replacement.  The change follows the resignation for personal reasons of Ms. Yan Yi Chen, the Company's former Chief Financial Officer effective August 3, 2010.

Additionally in August 2010, Renhuang announced that the State Intellectual Property Office of China ("SIPO") of the People's Republic of China recently granted the Company patent protection for the product packaging design for its Compound Honeysuckle Granules, one of Renhuang's leading Traditional Chinese Medicine Products.

Outlook – Affirming Fiscal 2010 Guidance

Renhuang is affirming its fiscal 2010 guidance for net sales in the range of $54.7-$55.6 million, which represents a 26% to 28% increase over reported revenues of $43.4 million in fiscal year 2009. The Company continues to expect fiscal 2010 net income, excluding any non-cash, non-operating gains and expenses (such as the change in fair market value of warrant liability), to be in the range of $18.6-$18.9 million, up 26% to 28% from net income of $14.8 million in fiscal year 2009.

Fourth quarter sales and net income are expected to exhibit strong growth as it is historically our outstanding quarter with peak sales primarily driven by the beginning of the flu season.

Renhuang expects sales of its leading Siberian Ginseng products to expand as it benefits from further market penetration and the Company’s rapidly growing new products to continue their growth momentum driving future revenue and net income growth. Renhuang plans to terminate sales of Shark Vital Capsules by the end of the fourth quarter of 2010 and launch its new product, Badger Oil - a natural medicine for the treatment of burns with no known toxic side effects or allergic reactions in the same period. The Company also launched Qing Re Jie Du Oral Liquid, a TCM for the treatment of influenza and upper respiratory infections in June 2010 and Compound Schisandra Tables in July 2010, a new all-natural anti-depressant and nerve regulation product.

"During the current Spring and Autumn season, China battles with influenza (or common flu), which drives up the sales of our Banlangen Granules and Compound Honeysuckle Granules. These products have established a strong market reputation due to their high-quality and performance," added Mr. Li. “We will continue to maintain our focus on botanical anti depression and nerve regulation products, and invest in research and development of these products. Our target is to become the leading pharmaceutical company in botanical anti depression and nerve regulation medicine in China. In addition to focusing on organic growth, Renhuang continues to actively evaluate external growth opportunities through strategic acquisitions."

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Tuesday, September 21, 2010 to discuss the third quarter of its fiscal year 2010, ended July 31, 2010.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-812-1464. International callers should dial +1 706- 902-4248. The conference ID number for the call is 98347783.

If you are unable to participate in the call at this time, a replay will be available on Tuesday, September 21, 2010 at 12.00 noon Eastern Time, through Tuesday, October 5, 2010. To access the replay, dial 800-642-1687. International callers should dial +1 706-645-9291. The conference ID number for the replay is 98347783.

ABOUT RENHUANG PHARMACEUTICALS, INC.

Renhuang Pharmaceuticals, Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China.  All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. Company Website: http://www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to achieve its financial guidance, ability to manage expansion of its operations effectively, competition in the marketing and sales of its products, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

- Financial Tables Follow-

RENHUANG PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2010	October 31, 2009
	US$	US$
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	28,749,480	8,111,514
Trade receivables, net	10,817,824	23,203,410
Due from related parties	-	130,199
Inventory, net	3,573,349	3,024,016
Deposits	1,473,796	-
Prepayments	-	89,281
Other receivables, net	144,011	102,613
Total current assets	44,758,460	34,661,033

Property and equipment, net	2,090,592	2,352,163

Deposits	18,695,870	16,137,000

Total assets	65,544,922	53,150,196

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	256,993	369,329
Value added tax payable	471,282	1,186,642
Accrued employee benefits	1,422,006	1,136,267
Warrant liability	342,770	-
Total current liabilities	2,493,051	2,692,238

Commitments and Contingencies

Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares authorized; none issued and outstanding as of July 31, 2010 and October 31, 2009)	-	-
Common stock ($0.001 par value, 100,000,000 shares authorized; 37,239,536 issued and outstanding as of July 31, 2010 and October 31, 2009)	37,240	37,240
Additional paid-in capital	7,651,460	7,596,525
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	3,669,590	3,367,659
Retained earnings	47,824,152	35,587,105
Total shareholders’ equity	63,051,871	50,457,958

Total liabilities and shareholders’ equity	65,544,922	53,150,196

RENHUANG PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three months ended July 31,		Nine months ended July 31,
	2010	2009	2010	2009
	US$	US$	US$	US$
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	9,263,892	6,442,197	38,489,012	28,915,072

Cost of goods sold	(4,620,568)	(2,942,649)	(18,151,062)	(13,825,692)

Gross profit	4,643,324	3,499,548	20,337,950	15,089,380

Operating and administrative expenses:
Sales and marketing	1,284,990	1,109,540	3,689,290	2,534,865
General and administrative	395,131	499,949	2,208,965	1,712,342
Research and development	1,528,933	1,227,411	2,251,854	1,833,391
Total operating expenses	3,209,054	2,836,900	8,150,109	6,080,598

Income from operations	1,434,270	662,648	12,187,841	9,008,782

Other income:
Interest income	22,039	12,054	49,206	31,204
Income from operations before income tax expenses	1,456,309	674,702	12,237,047	9,039,986

Income tax expenses	-	-	-	-
Net income	1,456,309	674,702	12,237,047	9,039,986

Other comprehensive income:
Cumulative currency translation adjustments	461,820	(93,739)	301,931	(79,568)

Total comprehensive income	1,918,129	580,963	12,538,978	8,960,418

Earnings per common stock- Basic	0.04	0.02	0.33	0.26
Earnings per common stock - Diluted	0.04	0.02	0.32	0.26

Weighted average common stock outstanding
Basic	37,239,536	36,796,990	37,239,536	35,096,680
Diluted	37,901,089	36,796,990	37,793,370	35,096,680

RENHUANG PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended July 31,
	2010	2009
	US$	US$
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	12,237,047	9,039,986
Adjustments to reconcile net income to operating activities:
Depreciation of property and equipment	261,572	265,559
Warrants issued for services	342,770	-
Share compensation	42,759	-

Changes in assets and liabilities:
Decrease (increase) in trade receivables	12,385,586	(5,868,520)
Decrease (increase) in due from related parties	130,199	(321,010)
Decrease (increase) in inventory, net	(549,333)	43,425
Decrease (increase) in prepayments and in other receivables	(1,425,913)	77,805
Decrease in accounts payable	(112,336)	(93,249)
Decrease in value added tax payable	(715,360)	(270,065)
Increase in accrued employee benefits	285,739	281,611
Decrease in other payables	-	(96,754)
Net cash provided by operating activities	22,882,730	3,058,788

Cash flows from investing activities:
Purchase of property and equipment	-	(16,183)
Deposits for office properties	(2,558,870)	-
Net cash used in investing activities	(2,558,870)	(16,183)

Effect of exchange rate changes on cash	314,106	(22,551)

Net increase in cash and cash equivalents	20,637,966	3,042,605
Cash and cash equivalents, beginning of year	8,111,514	9,747,693
Cash and cash equivalents, end of year	28,749,480	12,767,747

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	-	-
Interest paid during the year	-	-

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